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                      January 26, 2022

       Gavin Choy
       Acting Chief Financial Officer
       GT Biopharma, Inc.
       9350 Wilshire Blvd
       Suite 203
       Beverly Hills, CA 90212

                                                        Re: GT Biopharma, Inc.
                                                            Form 10-K for the
period ended December 31, 2020
                                                            Filed April 16,
2021
                                                            Form 10-Q for the
period ended June 30, 2021
                                                            Filed August 23,
2021
                                                            Form 10-Q for the
period ended September 30, 2021
                                                            Filed November 10,
2021
                                                            File No. 001-40023

       Dear Mr. Choy:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences